EXHIBIT 99


ISSUES AND UNCERTAINTIES

         The Company's Quarterly report on Form 10-Q filed herewith includes, and other documents, information or statements released or made from time to time by the Company may include, forward-looking statements. These statements involve risks and uncertainties. The Company's actual results may differ materially from those discussed in such forward-looking statements. Prospective information is based on management's then current expectations or forecasts. Such information is subject to the risk that such expectations or forecasts, or the assumptions underlying such expectations or forecasts, become inaccurate. The following discussion identifies certain important issues and uncertainties that are among the factors that could affect the Company's actual results and could cause such results to differ materially from those contained in forward looking statements made by or on behalf of the Company.

COMPETITION AND CONSUMER PREFERENCES

         The footwear and apparel industry is intensely competitive and subject to rapid changes in consumer preferences, as well as technological innovations. A major technological breakthrough or marketing or promotional success by one of the Company's competitors could adversely affect the Company's competitive position. A shift in consumer preferences could also negatively impact the Company's sales and financial results.

         The athletic footwear and apparel industry has been experiencing some shift in consumer preference away from athletic footwear to "casual" product offerings. This change in preference has adversely affected some of the Company's businesses, as well as that of some of its competitors. The Company is taking steps to respond to this shift by focusing on its products and technologies and pursuing growth opportunities with its ROCKPORT, RALPH LAUREN Footwear and GREG NORMAN brands. There is, however, substantial uncertainty as to whether the Company's actions will be effective, especially given recent difficulties faced by certain department store chains (who are important customers for these brands), and the softness in the branded apparel market in the U.S. The outcome will be dependent on a number of factors, including the extent of the change in consumer preference, consumer and retailer acceptance of the Company's products, technologies and marketing, and the ability of the Company to effectively respond to the shift in the marketplace, as well as the other factors described herein.

         Whether the Company's DMX(R) technology will be successful on a long-term basis is dependent on numerous factors including consumer preference, consumer and retailer acceptance of such technology, competitive product offerings, the Company's ability to utilize such technology and to extend it to other products, as well as other factors described herein.

         In addition, in countries where the athletic footwear market is mature (including the U.S.), sales growth may be dependent in part on the Company increasing its market share at the expense of its competitors, which may be difficult to accomplish. The Company also faces strong competition with respect to its other product lines, such as the ROCKPORT product line, the GREG NORMAN Collection and the RALPH LAUREN and POLO SPORT footwear lines.



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         Competition  in the  markets  for the  Company's  products  occurs in a variety of ways, including price, quality, product design, brand image, marketing and promotion and ability to meet delivery commitments to retailers. The intensity of the competition faced by the various operating units of the Company and the rapid changes in the consumer preference and technology that can occur in the footwear and apparel markets constitute significant risk factors in the Company's operations.

         The Company launched the RLX/Polo Sport performance product line in the first half of 1999 and launched a new Lauren by Ralph Lauren product line for women in July 1999. Investments in product development, advertising, marketing and merchandising will be made in conjunction with such launches. The success of such launches will depend on a number of factors including consumer preference, retailer acceptance, competitive product offerings, the effectiveness of the advertising and marketing, as well as other factors described herein.

INVENTORY RISK

         The footwear industry has relatively long lead times for design and production of product and thus, the Company must commit to production tooling and in some cases to production in advance of orders. If the Company fails to accurately forecast consumer demand or if there are changes in consumer preference or market demand after the Company has made such production commitments, the Company may encounter difficulty in filling customer orders or in liquidating excess inventory, or may find that retailers are canceling orders or returning product, all of which may have an adverse effect on the Company's sales, its margins and brand image. In addition, the Company may be required to pay for certain tooling if it does not satisfy minimum production quantities.

SALES FORECASTS

         The Company's investment in advertising and marketing and in certain other expenses is based on sales forecasts and is necessarily made in advance of actual sales. The markets in which the Company does business are highly competitive, and the Company's business is affected by a variety of factors, including brand awareness, changing consumer preferences, fashion trends, retail market conditions, currency changes and economic and other factors. There can be no assurance that sales forecasts will be achieved, and to the extent sales forecasts are not achieved, these investments will represent a higher percentage of revenues, and the Company will experience higher inventory levels and associated carrying costs, all of which would adversely impact the Company's financial condition and results. See also discussion below under "Advertising and Marketing Investment."

PRICING AND MARGINS

         The prices that the Company is able to charge for its products are dependent on the type of product offered and the consumer and retailer response to such product, as well as the prices charged by the Company's competitors. If, for example, the Company's products provide enhanced performance capabilities, the Company should be able to achieve relatively higher prices for such products. The gross margins which the Company earns are dependent on the prices which the Company can charge for these goods and the costs incurred in acquiring the products for sale. To the extent that the Company has higher costs, such as the higher startup costs associated with technological products, its margins will be lower unless it can increase its prices or reduce its costs. Recently, the Company has experienced an improving trend in its pricing margins as a result of manufacturing efficiencies and changes in sourcing initiated to take advantage of currency opportunities in the Far East, as well as reduced returns and cancellations in its Reebok U.S. business. There can be no assurance that these trends will continue. The ability of the Company to increase its full margin business is dependent on a number of factors including the success of the Company's products and marketing, the retail environment and general industry conditions. In addition, because of the over-inventoried environment, retailers have been more reluctant to place future orders for products, thus the Company has fewer future orders and may be required to take on more inventory risk to fulfill "at once" business.

BACKLOG

         The Company reports its backlog of open orders for the Reebok brand. However, its backlog position is not necessarily indicative of future sales because the ratio of future orders to "at once" shipments, as well as sales by Company-owned retail stores, may vary from year to year. In addition, many customer orders are cancelable. A slowdown at retail may result in higher cancellations and returns. Additionally, many markets in South America and Asia Pacific are not included in the backlog since sales are made by independent distributors.

ADVERTISING AND MARKETING INVESTMENT

         Because consumer demand for athletic footwear and apparel is heavily influenced by brand image, the Company's business requires substantial investments in marketing and advertising, including television and other advertising, athlete endorsements and athletic sponsorships, as well as investments in retail presence. In the event that such investments do not achieve the desired effect in terms of increased retailer acceptance and/or consumer purchase of the Company's products, there could be an adverse impact on the Company's financial results. There has been some shift in the marketplace away from certain "icon" athletes and the products they endorse. As a result, the Company has re-evaluated its investment in certain sports marketing deals and has eliminated or restructured certain of its marketing contracts that no longer reflect Reebok's brand positioning.

RETAIL OPERATIONS

         The Company currently operates approximately 180 retail store fronts in the U.S. (including REEBOK, ROCKPORT and GREG NORMAN stores and combination stores, in which stores for all three brands are located at a single site) and a significant number of retail stores internationally which are operated either directly or through the Company's distributors or other third parties. The Company has made a significant capital investment in opening these stores and incurs significant expenditures in operating these stores. To the extent the Company continues to expand its retail organization, the Company's performance could be adversely affected by lower than anticipated sales at its retail stores. The performance of the Company's retail organization is also subject to general retail market conditions. The recent over-inventoried promotional environment in the U.S. has resulted in a decline in retail margins, thus adversely affecting the Company's own retail business. Because of the retail environment and increased competition, comparative store sales in the Company's own retail business have declined.

TIMELINESS OF PRODUCT

         Timely product deliveries are essential in the footwear and apparel business since the Company's orders are cancelable by customers if agreed upon delivery windows are not met. If as a result of design, production or distribution problems, the Company is late in delivering product, it could have an adverse impact on its sales and/or profitability.

INTERNATIONAL SALES AND PRODUCTION

         A substantial portion of the Company's products are manufactured abroad and approximately 40% of the Company's sales are made outside the U.S. The Company's footwear and apparel production and sales operations are thus subject to the usual risks of doing business abroad, such as currency fluctuations, longer payment terms, potentially adverse tax consequences, repatriation of earnings, import duties, tariffs, quotas and other threats to free trade, labor unrest, political instability and other problems linked to local production conditions and the difficulty of managing multinational operations. If such factors limited or prevented the Company from selling products in any significant international market or prevented the Company from acquiring products from its suppliers in China, Indonesia, Thailand or the Philippines, or significantly increased the cost to the Company of such products, the Company's operations could be seriously disrupted until alternative suppliers were found or alternative markets were developed, with a significant negative impact. See also discussion below under "Economic Factors".

SOURCES OF SUPPLY

         The Company depends upon independent manufacturers to manufacture high-quality product in a timely and cost-efficient manner and relies upon the availability of sufficient production capacity at its existing manufacturers or the ability to utilize alternative sources of supply. A failure by one or more of the Company's significant manufacturers to meet established criteria for pricing, product quality or timeliness could negatively impact the Company's sales and profitability. In addition, if the Company were to experience significant shortages in raw materials or components used in its products, it could have a negative effect on the Company's business, including increased costs or difficulty in delivering product. Some of the components used in the Company's technologies are obtained from only one or two sources and thus a loss of supply could disrupt production. See also discussion below under "Economic Factors".

RISK ASSOCIATED WITH INDEBTEDNESS

         The Company has a substantial credit facility which consists of a $640 million term loan (as of September 30, 1999, the outstanding balance of such debt was approximately $372 million) and has a $400 million revolving credit line (as of September 30, 1999, there were no borrowings outstanding under the revolving credit line). As a result of this indebtedness, the Company currently faces significant interest expense and debt amortization. The credit arrangement contains certain covenants (including restrictions on liens and the requirements to maintain a minimum interest coverage ratio and a minimum debt to cash flow ratio) which are intended to limit the Company's future actions and which may also limit the Company's financial, operating and strategic flexibility. In addition, the Company's failure to make timely payments of interest and principal on its debt, or to comply with the material covenants applicable thereto, could result in significant negative consequences.

         The Company believes that its cash, short-term investments and access to credit facilities, together with its anticipated cash flow from operations, are adequate for the Company's current and planned needs in 2000. However, the Company's actual experience may differ from the expectations set forth in the preceding sentence. Factors that might lead to a difference include, but are not limited to, the matters discussed herein, as well as future events that might have the effect of reducing the Company's available cash balances (such as unexpected operating losses or increased capital or other expenditures, as well as increases in the Company's inventory or accounts receivable) or future events that might reduce or eliminate the availability of external financial resources.

RISK OF CURRENCY FLUCTUATIONS

         The Company conducts operations in various international countries and a significant portion of its sales are transacted in local currencies. As a result, the Company's revenues are subject to foreign exchange rate fluctuations. The Company enters into forward currency exchange contracts and options to hedge its exposure for merchandise purchased in U.S. dollars that will be sold to customers in other currencies. The Company also uses foreign currency exchange contracts and options to hedge significant inter-company assets and liabilities denominated in other currencies. However, no assurance can be given that fluctuation in foreign currency exchange rates will not have an adverse impact on the Company's revenues, net profits or financial condition. Recently, the Company's international sales, gross margins and profits have been negatively impacted by changes in foreign currency exchange rates.

EURO CONVERSION

         On January 1, 1999, eleven of the fifteen member countries of the European Union adopted a single currency called the Euro. On this date, fixed conversion rates between the existing currencies of these countries ("legacy currencies") and the Euro were established and the Euro is now traded in the currency markets and may be used in business transactions. The legacy currencies will remain as legal tender together with the Euro until at least January 1, 2002 (but not later than July 1, 2002). During the transition period, parties may settle transactions using either the Euro or a participating country's legacy currency.

         The use of a single currency in the eleven participating countries may result in increased price transparency which may affect Reebok's ability to price its products differently in various European markets. Although it is not clear what the result of this price harmonization might be, one possible result is lower average prices for products sold in certain of these markets. Conversion to the Euro is not expected to have a significant impact on the amount of Reebok's exposures to changes in foreign exchange rates since most of Reebok's exposures are incurred against the U.S. dollar, as opposed to other legacy currencies. Reebok's foreign exchange hedging costs should also not change significantly. Nevertheless, because there will be less diversity in Reebok's currency exposures, changes in the Euro's value against the U.S. dollar could have a more pronounced effect, whether positive or negative, on the Company.



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         The Company has made the necessary  changes in its internal and banking systems in Europe to accommodate introduction of the Euro and can make and receive payments in Europe using the Euro. As part of its global restructuring, the Company is in the process of implementing SAP software on a global basis; the SAP system will be Euro-compatible. Other business functions will be converted for the Euro by the end of the transition period or earlier to meet business needs. The Company does not expect such conversion costs to be material.

CUSTOMERS

         Although the Company has no single customer that represents 10% or more of its sales, the Company has certain significant customers, the loss of which could have an adverse effect on its business. There could also be a negative effect on the Company's business if any such significant customer became insolvent or otherwise failed to pay its debts. See also discussion below under "Economic Factors".

INTELLECTUAL PROPERTY

         The Company believes that its trademarks, technologies and designs are of great value. From time to time the Company has been, and may in the future be, the subject of litigation challenging its ownership of certain intellectual property. Loss of the REEBOK, ROCKPORT or GREG NORMAN trademark rights could have a serious impact on the Company's business. Because of the importance of such intellectual property rights, the Company's business is subject to the risk of counterfeiting, parallel trade or intellectual property infringement. The Company is, however, vigilant in protecting its intellectual property rights.

LITIGATION

         The Company is subject to the normal risks of litigation with respect to its business operations. In addition, the Company is a defendant in a lawsuit filed by Supracor, Inc., which, if resolved in a manner unfavorable to the Company, could have a material adverse effect on the Company's financial condition and liquidity. See Item 1. Legal Proceedings for a further description of the Supracor litigation.

ECONOMIC FACTORS

         The Company's business is subject to economic conditions in the Company's major markets, including, without limitation, recession, inflation, general weakness in retail markets and changes in consumer purchasing power and preferences. Adverse changes in such economic factors could have a negative effect on the Company's business. For example, the recent slowdown in the athletic footwear and branded apparel markets has had negative effects on the Company's business. As a result of current market conditions, a number of the Company's competitors have generated excess inventories which they are attempting to sell off. The U.S. market has also suffered from over capacity due to significant retail expansion during a period of softening consumer demand. This has resulted in inventory backups and heavy promotional activity which has made it more difficult for the Company to sell its products.



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         The financial  crisis in the Far East has also had a negative impact on the Company's business. The economic problems in Asia have had an adverse effect on the Company's sales to that region. Such financial difficulties have also increased the risk that certain of the Company's customers in the region will be unable to pay for product orders. In addition, most of the Company's products are manufactured in the Far East by third party manufacturers. The current economic conditions have made it more difficult for such manufacturers to gain access to working capital and there is a risk that such manufacturers could encounter financial problems which could affect their ability to produce products for the Company. Similar problems have also resulted from the financial difficulties in Latin America (especially Brazil) and in Russia.

TAX RATE CHANGES AND DEFERRED TAX ASSETS

         If the Company was to encounter significant tax rate changes in the major markets in which it operates, it could have an adverse effect on its business or profitability. In addition, the tax rate can be affected by the Company's geographic mix of earnings. If more revenue is earned in markets where the tax rate is relatively higher, the Company's effective tax rate will increase. The Company expects that the full year 1999 tax rate will be higher than the rate for 1998.

         The Company has approximately $185 million of net deferred tax assets, of which approximately $70 million is attributable to the expected utilization of tax net operating loss carry-forwards. There can be no assurance that the Company will realize the full value of such deferred tax assets, although the Company has tax planning strategies which are designed to utilize at least a portion of the tax net operating loss carryforwards and thereby reduce the likelihood that they expire unused. Realization of the deferred tax assets will be dependent on a number of factors including the level of taxable income generated by the Company, the countries in which such income is generated, as well as the effectiveness of the Company's tax planning strategies. If the Company estimates of future taxable income are not realized in the near-term, the net carrying value of the deferred tax assets could be reduced, thereby reducing future net income.

GLOBAL RESTRUCTURING ACTIVITIES

         The Company is currently undertaking various global restructuring activities designed to enable the Company to achieve operating efficiencies, improve logistics and reduce expenses. There can be no assurance that the Company will be able to effectively execute on its restructuring plans or that such benefits will be achieved. Moreover, in the short-term the Company could experience difficulties in product delivery or other logistical operations as a result of its restructuring activities, which could have an adverse effect on the Company's business. In the short-term, the Company could also be subject to increased expenditures and charges because of inefficiencies resulting from such restructuring activities. For example, the Company recently made a decision to defer the consolidation of its warehouse facilities in Europe into its Rotterdam distribution center, as well as to delay implementation of certain aspects of its planned SAP implementation. This decision was made with the intention of removing certain logistical risks from the Company's business in the year 2000. However, a consequence of this decision may be to lose certain logistical advantages and efficiencies that may have been obtained through a consolidation of the Company's European distribution facilities and full implementation of SAP. In addition, the Company expects to continue to incur some duplicate start-up expenses in 2000, and it is likely that such duplicate expenses will continue into 2001 because of the decision to defer warehouse consolidation and full implementation of SAP.

YEAR 2000 READINESS DISCLOSURE

         The Company has conducted a global review of its information technology
(IT) systems, as well as its non-IT computer systems, to identify the systems that could be affected by the technical problems associated with the year 2000 and has developed an implementation plan to address the "year 2000" issue. The Company made a strategic decision in 1993 to adopt a new global information system, the SAP system, which will replace most legacy systems. The Company's Rockport subsidiary and certain other business units will not be converted to the new SAP system by the end of 1999 and thus modifications to their existing software have been made to make them year 2000 compliant. In addition, because of technical difficulties and delays experienced by the Company in implementing the SAP system, the Company has decided to delay full implementation of the SAP system in its North American operating unit until after year 2000. Instead, the Company has modified existing software for North America to make it year 2000 compliant. The Company presently believes that, with modifications to existing software, the year 2000 will not pose significant operational problems for the Company's computer systems. However, if the modifications are not implemented or completed in a timely or effective manner, the year 2000 problem could have a material adverse impact on the operations and financial condition of the Company.

         The Company is dependent on its suppliers, joint venture partners, independent distributors and customers to implement appropriate changes to their IT and non-IT systems to address the "year 2000" issue. The failure of such third parties to effectively address such issue could have a material adverse effect on the Company's business.

         Estimates of time and cost and risk assessments are based on currently available information. Developments that could affect such estimates and assessments include, but are not limited to, the ability to remediate all relevant computer code for those limited applications targeted to be remediated; co-operation and remediation success of the Company's suppliers and customers; and the ability to implement suitable contingency plans in the event of year 2000 system failures at the Company or its suppliers or customers.

QUARTERLY REPORTS

         The financial results reflected in the Company's quarterly report on Form 10-Q are not necessarily indicative of the financial results which may be achieved in future quarters or for year-end, which results may vary.